Exhibit 99.(p)(2)

HARRIS ASSOCIATES INVESTMENT TRUST

Code of Ethics

The following Code of Ethics has been adopted in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the “40 Act”) by the board of trustees of Harris Associates Investment Trust (the “Trust”) on March 8, 1994, and has been amended by the board of trustees of the trust on June 9, 1998, April 18, 2000, July 17, 2002, July 27, 2005, October 24, 2007, October 22, 2008, July 20, 2011, January 23, 2019, July 22, 2020, July 28, 2021 and July 27, 2022.

1.	Definitions of Terms Used.

•	Adviser: Harris Associates L.P. (“HALP”), the investment adviser to the Trust.

•	Beneficial Interest or Ownership: Beneficial interest or ownership of a person shall be interpreted in the same manner as it would be in determining whether the person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, but applied to all securities owned or acquired and not only those within the scope of Section 16. Examples of beneficial interest or ownership are attached as Appendix A.

•	Code: This Code of Ethics.

•	Covered Person: Independent Trustees and Other Persons Subject to the Code.

•	Covered Security: A security as defined in section 2(a)(36) of the 40 Act, which includes any right to acquire such security but does not include securities issued by the Government of the United States, short-term debt securities that are "government securities" within the meaning of Section 2(a)(16) of the 40 Act, bankers acceptances, bank certificates of deposit, commercial paper and securities issued by a registered open-end investment company.

•	Distributor: Harris Associate Securities, L.P.

•	Fund: Each of the Oakmark Fund, the Oakmark Select Fund, the Oakmark Global Fund, the Oakmark Global Select Fund, the Oakmark International Fund, the Oakmark International Small Cap Fund, the Oakmark Equity and Income Fund, the Oakmark Bond Fund and any other series of shares of Beneficial Interest or Ownership of the Trust.

•	Independent Trustee: A Trustee of the Trust who is not an "interested person" of the Trust as defined in section 2(a)(19) of the 40 Act.

•	Other Person Subject to the Code: Each trustee who is an “interested person” of the Trust or any officer of the Trust who has not been designated as an Access Person of the Adviser or Distributor (as defined under the Adviser and Distributor’s Code of Ethics).

•	Trust: Harris Associates Investment Trust.

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2.     General Provisions. The Act and rules and regulations thereunder make it illegal for any Covered Person, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by the Trust to:

•	employ any device, scheme, or artifice to defraud the Trust;

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead the Trust regarding a material fact;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

•	engage in any manipulative practice with respect to the Trust.

The provisions the Trust’s Code are designed to prevent Covered Persons from engaging in this prohibited behavior. The Adviser and Distributor have adopted a separate written code of ethics.

3.      Exceptions to Reporting Securities Transactions. The provisions of this Code are not intended to restrict unnecessarily the personal investment activities of Covered Persons. Therefore, the provisions of Section 4 and 5 of this Code shall not apply to:

(a)	Purchases or sales effected in any account over which a Covered Person has no direct or indirect influence or control. This includes an investment advisory account over which the investment adviser for the account exercises investment discretion if the Covered Person did not have knowledge of the transaction until after the transaction had been executed;

(b)	Purchases or sales that are non-volitional on the part of either the Covered Person or a Fund;

(c)	Purchases that are part of an automatic dividend reinvestment plan;

(d)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(e)	Purchases or sales that receive the prior approval of the Chief Compliance Officer of the Trust or Adviser on the ground that they are not inconsistent with this Code or the provisions of Rule 17-j-l(a).

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4.	Reporting Securities Transactions by Covered Persons.

(a)	Duty to Report. Unless excepted by Section 3 of this Code, if a Covered Person purchases or sells a Covered Security in which the Covered Person has any direct or indirect Beneficial Interest or Ownership and at the time of the transaction knew, or in the ordinary course of fulfilling his or her official duties as a trustee of the Trust should have known, that during the 15 days before or after the Covered Person’s transaction in a Covered Security, a Fund purchased or sold the same Covered Security, or the Adviser considered purchasing or selling the Covered Security, he or she shall report the transaction to the Chief Compliance Officer of the Trust within 10 days after the end of the calendar quarter in which the Covered Person’s transaction occurred. See Covered Person Code of Ethics Reporting Responsibilities Flowchart in Appendix B.

The Adviser shall be deemed to have considered a purchase or sale in a security for a Fund, when the security is placed on or removed from the Adviser’s Approved List.

(b)	Form of Report. A report pursuant to Section 5(a) may be in any form (including a copy of a confirmation or monthly brokerage statement) but must include:

(i)	the date of the transaction;

(ii)	the title, interest rate and maturity date (if applicable), number of shares, and the principal amount (if applicable) of the security;

(iii)	the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

(iv)	the price at which the transaction was effected;

(v)	the name of the broker, dealer or bank with or through whom the transaction was effected;

(vi)	the name of the reporting person; and

(vii)	the date on which the report is submitted.

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5.	Additional Reporting Requirements for Other Persons Subject to the Code.

(a)	Each Other Person Subject to the Code[1] who is not an Independent Trustee shall also file the following reports with the Chief Compliance Officer of the Trust unless excepted by Section 3 of this Code:

(i)	Initial Holdings Report. No later than 10 days after the person becomes an Other Person Subject to the Code (which information must be current as of a date no more than 45 days[2] prior to the date the person becomes an Other Person Subject to the Code):

(A)	The title, number of shares and principal amount of each Covered Security in which the Other Person Subject to the Code had any direct or indirect Beneficial Interest or Ownership;

(B)	The name of any broker, dealer or bank with whom the Other Person Subject to the Code maintained an account in which any securities were held for the direct or indirect benefit of the Other Person Subject to the Code as of the date the person became an Other Person Subject to the Code ; and

(C)	The date that the report is submitted by the Other Person Subject to the Code.

(ii)	Quarterly Transaction Reports. No later than 30 days[3] after the end of each calendar quarter, the following information:

(A)	With respect to any transaction during the quarter in a Covered Security in which the Other Person Subject to the Code had any direct or indirect Beneficial Interest or Ownership:

1.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price of the Covered Security at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and

5.	The date that the report is submitted by the Other Person Subject to the Code.

1 Each Other Person Subject to the Code may be, for example, a Trustee who is not an Independent Trustee and who is not an Access Person of the Adviser or Distributor.

2 Reports for holdings of limited partnerships will be provided as soon as available.

3 Reports for transactions of limited partnerships will be provided as soon as available.

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(B)	With respect to any account established by the Other Person Subject to the Code in which any securities were held during the quarter for the direct or indirect benefit of the Other Person Subject to the Code:

1.	The name of the broker, dealer or bank with whom the Other Person Subject to the Code established the account;

2.	The date the account was established; and

3.	The date that the report is submitted by the Other Person Subject to the Code.

(iii)	Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days[4] before the report is submitted):

(A)	The title, number of shares and principal amount of each Covered Security in which the Other Person Subject to the Code had any direct or indirect Beneficial Interest or Ownership;

(B)	The name of any broker, dealer or bank with whom the Other Person Subject to the Code maintains an account in which any securities are held for the direct or indirect benefit of the Other Person Subject to the Code; and

(C)	The date that the report is submitted by the Other Person Subject to the Code.

6.   Transactions with a Fund or the Trust. No Covered Person will knowingly sell to or purchase from a Fund or the Trust any security or other property except securities issued by a Fund.

7.	Enforcement.

(a)	Confidentiality; Additional Information. Reports filed pursuant to Section 4 and 5 of the Code will be maintained in strictest confidence but will be reviewed by the Trust or the Adviser to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.

(b)	Sanctions for Non-compliance. Conduct that is not in accordance with the Code shall constitute grounds for appropriate sanctions by the Trust, including letters of sanction, suspension, or removal from office.

(c)	Retention of Records. The Trust’s Chief Compliance Officer will maintain the records listed below for a period of five years. Such records shall be maintained at the Trust's principal place of business in an easily accessible place:

(i)	a list of all Covered Persons during the period;

4 Reports for holdings of limited partnerships will be provided as soon as available.

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(ii)	receipts signed by all Covered Persons acknowledging receipt of copies of the Code and acknowledging that they are subject to it (see Appendix C);

(iii)	a copy of each Code of Ethics that has been in effect at any time during the period; and

(iv)	a copy of each report filed pursuant to the Code and a record of any known violations and actions taken as a result thereof during the period as well as a record of all persons responsible for reviewing these reports.

8.     Annual Report to the Board of Trustees. The Trust’s Chief Compliance Officer, the Adviser, and the Distributor shall prepare an annual report to the board of trustees of the Trust that:

(a)	Summarizes existing procedures concerning personal investing by Covered Persons and by persons subject to the Adviser’s and Distributor’s Code of Ethics and any changes in those procedures during the past year;

(b)	Describes issues that arose under the Code and the Adviser’s and Distributor’s Code of Ethics since the date of the previous Annual Report to the Board of Trustees including but not limited to information about material violations of the codes of ethics or procedures and sanctions imposed;

(c)	Certifies that the Trust, Adviser, and Distributor (as applicable) have adopted procedures reasonably designed to prevent Covered Persons from violating the Code and persons subject to the Adviser’s and Distributor’s Code of Ethics from violating its Code of Ethics;

(d)	Identifies recommended changes in existing restrictions or procedures based upon experience under the Code and the Adviser’s and Distributor’s Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

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Appendix A

Examples of Beneficial Interest or Ownership

For purposes of the Code, you will be deemed to have a beneficial interest or ownership in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial interest or ownership under this definition include:

•	securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

•	securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and not a current income interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

•	securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, child, descendant, stepchild, parent or other ancestor or step-parent, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust.

•	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

•	securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

•	securities held by a personal holding company controlled by you alone or jointly with others;

•	securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) a minor child or any other immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

•	securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not currently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

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You will not be deemed to have beneficial interest or ownership of securities in the following situations:

•	securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

•	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest or ownership in a security. Any questions about whether you have a beneficial interest or ownership should be directed to the Chief Compliance Officer of the Trust.

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Appendix B

Code of Ethics Reporting Responsibilities Flowchart
for Independent Trustees

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Appendix B

Code of Ethics Reporting Responsibilities Flowchart
for Other Persons Subject to the Code

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Appendix C

COVERED PERSON ACKNOWLEDGMENT OF RECEIPT AND REPORTING
UNDER THE CODE OF ETHICS AND CONFIRMATION OF COMPLIANCE WITH THE CODE OF ETHICS

Harris Associates Investment Trust (the “Trust”) has adopted a written Code of Ethics (the “Code”) to avoid potential conflicts of interest. A copy of the Code has been provided for your review. As an independent trustee or other person subject to the Code (“Covered Person”), you are required to read, understand and abide by the Code.

In addition, as a Covered Person, you have an obligation to report certain transactions in a “Covered Security” in which you have “Beneficial Interest or Ownership”, as more fully described in the Code. As a matter of practice, representatives of Harris Associates L.P. do not discuss securities or transactions that would require a Covered Person to make such a report. However, if there is an instance where a Covered Security would be considered reportable, the Chief Compliance Officer of the Trust will provide a notification to that effect.

Any questions concerning the Code should be directed to the Chief Compliance Officer of the Trust.

I affirm that I have read and understand the Code. I agree to the terms and conditions set forth in the Code.

For the calendar year [ ], I affirm that: (i) I did not engage in any security transactions that would be reportable under the Code; or (ii) I did engage in a security transaction that would be reportable under the Code and I provided the Chief Compliance Officer of the Trust all information regarding the reportable security transactions as required under the Code.

Printed Name

Signature

Date

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